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United States
Securities and Exchange Commission
Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: April 10, 2003

BOEING CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	95-2564584	0-10795
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)	(Commission File No.)

500 Naches Ave., SW, 3rd Floor • Renton, Washington 98055
(Address of principal executive offices)

(425) 393-2914
(Registrant's telephone number, including area code)

Item 5.    Other Events

        On April 10, 2003, The Boeing Company ("Boeing"), parent of Boeing Capital Corporation, publicly announced by means of a news release that it will recognize certain non-cash charges for the first quarter of 2003. The following portion of the news release that pertains to Boeing Capital Corporation is being filed pursuant to Item 5 of Form 8-K:

        Boeing and its financing subsidiary, Boeing Capital Corporation, have completed their first quarter 2003 assessment of Boeing Capital Corporation's financing portfolio. As summarized on the chart below, Boeing will recognize non-cash, pre-tax charges of approximately $251 million split between Boeing Capital Corporation and Boeing's "Other" segment.

Pre-Tax Charges (Millions)	Boeing Capital Corporation	"Other" Segment	Total
Increased Valuation Allowance	$130	$30	$160
Impairment of Operating Lease Aircraft	$42		$42
Other Adjustments	$21	$28	$49

Total	$193	$58	$251

        These charges are being recognized primarily as a result of continued declines in airline customer credit ratings, airplane collateral values and lease rates. Certain of the charges are recorded in Boeing's "Other" segment as a result of corporate guarantees that reduce Boeing Capital Corporation's exposure.

Item 7.    Financial Statements and Exhibits.

        The following exhibit is furnished as a part of this report:

        Exhibit No. 99. News Release

Item 9.    Information being provided under Item 12.

        On April 10, 2003, Boeing publicly announced by means of a news release that it will recognize certain non-cash charges, some of which relate to Boeing Capital Corporation, in the first quarter of 2003. The full text of Boeing's news release is being furnished pursuant to Item 12 of Form 8-K and is being presented under Item 9.

Signature

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Boeing Capital Corporation
By	/s/ STEVEN W. VOGEDING Steven W. Vogeding Vice President and Chief Financial Officer

April 10, 2003

EXHIBIT INDEX

        Exhibit No. 99 News Release furnished herewith.

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EXHIBIT INDEX